Exhibit 99.1

NORWOOD FINANCIAL CORP ANNOUNCES PLANNED RETIREMENT OF

PRESIDENT AND CHIEF EXECUTIVE OFFICER LEWIS J. CRITELLI

FOR IMMEDIATE RELEASE

November 15, 2021—Honesdale, Pennsylvania

On November 15, 2021, Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (the “Company”) (NASDAQ Global Market: NWFL), and its wholly owned subsidiary, Wayne Bank (“Bank”), announced his plans to retire as the President and Chief Executive Officer of the Company and the Bank during the first half of 2022, subject to the successful completion of a search process for a successor. Mr. Critelli joined the Bank in 1995 as Chief Financial Officer and has served as the President and Chief Executive Officer for both the Company and the Bank since 2010. Under his leadership, the Company had three successful acquisitions and expanded into new markets in Pennsylvania and Upstate New York. The Company’s total assets increased from $529 million to over $2 billion as of September 30, 2021.

Mr. Critelli intends to continue serving as a director of the Company and the Bank following his retirement as an executive officer, with his current term as a director of the Company ending in 2024. The Company’s Board of Directors is currently undertaking a process to choose the next President and Chief Executive Officer for the Company and the Bank and has engaged Kaplan Partners, an executive search firm to assist in this matter. The Board will consider both internal and external candidates for the position. With the assistance of Mr. Critelli, the Company’s Board of Directors anticipates a smooth transition to be completed by June 30, 2022.

Norwood Financial Corp is the parent company of Wayne Bank, which operates from fourteen offices throughout Northeastern Pennsylvania and sixteen offices in Delaware, Sullivan, Ontario, Otsego and Yates Counties, New York. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words “believes”, “anticipates”, “contemplates”, “expects”, and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in federal and state laws, changes in interest rates, the risks and uncertainty posed by, and the effect and impact of, the COVID-19 pandemic on the economy and the Company’s results of operation and financial condition, the ability to control costs and expenses, demand for real estate, government fiscal and trade policies, cybersecurity and general economic conditions. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: William S. Lance

     Executive Vice President &

     Chief Financial Officer

     NORWOOD FINANCIAL CORP

     570-253-8505

     www.waynebank.com